EXHIBIT 99.2

Sontra Medical to Present Initial Clinical Results from Transdermal Vaccination

Study at Eighth Annual Conference on Vaccine Research

FRANKLIN, Mass., May 6, 2005 — Sontra Medical Corporation (Nasdaq: SONT) announced today that clinical results from Sontra’s first transdermal vaccination study will be presented at the Eight Annual Conference on Vaccine Research. In this study, originally announced in October 2004, the SonoPrep ultrasonic skin permeation device enabled the transdermal delivery of large molecular weight antigens to induce a skin immune response.

Shikha Barman, PhD, Director of Transdermal Drug Development at Sontra will be presenting the results at a poster session being held on Monday May 9th from 10:30-11:30 AM at the Baltimore Marriott Inner Harbor Hotel in Maryland. For more information: http://www.nfid.org/conferences/vaccine05/vaccineconf.pdf

The twenty patient study was conducted at the University of Massachusetts Medical Center by Daniel H. Libraty, M.D. A ten patient treatment group received a SonoPrep skin pretreatment on their forearm and the antigenic proteins, tetanus toxoid and candida albicans were applied topically to the treated skin sites. A ten-patient control group received intradermal injection of the same antigenic proteins. The immune responses induced by these antigenic proteins were evaluated by measuring the extent and duration of the skin reaction, known at the delayed-type hypersensitivity response (DTH). A DTH skin immune response was induced in 90% of the SonoPrep treated patients and the duration of the DTH skin reaction was similar in the treatment group versus the control group.

Based on the promising results from this study, Sontra has commenced a second study at UMass Medical Center using SonoPrep to deliver the hepatitis A vaccine transdermally. In addition, Sontra has commenced a transdermal flu vaccination study at St. Louis University.

“The data from this study provided the first clinical validation that the SonoPrep can facilitate the delivery of vaccines,” stated Dr. Barman.” Because SonoPrep controls the actual permeability of the skin surface, antigens can be precisely delivered and a powerful immune response can be induced by activating the Langerhan cells in the epidermis. To date the majority of vaccines are delivered by needle injection. Not only does SonoPrep have the potential to improve the efficacy of vaccines, transdermal vaccines also eliminate the risk of inadvertent needle generated disease transmission and patients always prefer pain-free therapy.”

About Sontra Medical Corporation (http://www.sontra.com)

Sontra Medical Corporation is a technology leader in transdermal science. Sontra’s SonoPrep ultrasound-mediated skin permeation technology combined with technical competencies in transdermal drug formulation, delivery systems and biosensors is creating a new paradigm in transdermal drug delivery and diagnosis. The SonoPrep technology has demonstrated strong results from its initial human clinical trials at leading universities and medical centers for several billion dollar market opportunities including the transdermal delivery of vaccines and large molecule drugs and continuous non-invasive glucose monitoring. Sontra is currently marketing the SonoPrep device and procedure tray for use with topical lidocaine to achieve rapid (within five minutes) skin anesthesia.

Contacts:

Sean Moran, Sontra Medical CFO

508-553-8850 ext 234

or

Evan Smith, CFA / Erica Pettit, Financial Dynamics

212-850-5606 / 212-850-5614

SonoPrep is a registered trademark of Sontra Medical Corporation. All other company, product or service names mentioned herein are the trademarks or registered trademarks of their respective owners.

This press release contains forward-looking statements, which address a variety of subjects including, for example, the expected benefits and efficacy of the SonoPrep device in connection vaccine delivery, the expected market opportunities, clinical study results, distribution and market acceptance of the SonoPrep device and technology, the expected size of the markets for the SonoPrep device and technology, Sontra’s expected ability to form strategic partnerships and commercialize additional products, including for the surgical intensive care unit, and Sontra’s business, research, product development, regulatory approval, marketing and distribution plans and strategies. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such statements are based on our current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: adverse results in product development, clinical trials, commercialization efforts, product distribution and market acceptance; difficulties or delays in obtaining regulatory approvals to market products resulting from development efforts; difficulties or delays associated with sources of regulatory-approved transdermal drugs and vaccines; failure to obtain and maintain patent protection for discoveries; commercial limitations imposed by patents owned or controlled by third parties; dependence upon strategic partners and third- party distributors to develop, commercialize, market and sell products based on our work; the commercial success of products; and the requirement for substantial funding to conduct research and development and to expand commercialization, distribution and marketing activities. For detailed information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to Sontra’s filings with the Securities and Exchange Commission, including Sontra’s most recent Annual Report on Form 10-KSB. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us.